Exhibit 10.11

SUNOCO, INC.

SAVINGS RESTORATION PLAN

(Amended and Restated Effective November 1, 2007)

I.	STRUCTURE OF THE PLAN

The Sunoco, Inc. Savings Restoration Plan (“Plan”) is established for the purpose of providing for certain employees benefits which otherwise would be lost by reason of the restrictive provisions of Section 401(a)(17) and Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). This Plan is the result of the merger of the Sun Company, Inc. Savings Restoration Plan II (“Plan II”) into the Plan, effective December 21, 1995. The provisions of the Plan and Plan II prior to the effective date of the merger will remain effective with regard to those contributions.

This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 3(36), 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

II.	ADMINISTRATION OF THE PLAN

The Plan Administrator (as this term is defined in SunCAP), or its delegate, (“Plan Administrator”) shall administer the Plan. The Plan Administrator shall have full authority to determine all questions arising in connection with the Plan. The Plan Administrator will also interpret the Plan, adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Plan Administrator shall be conclusive and binding on all persons.

III.	PARTICIPATION IN THE PLAN

The Plan Administrator shall select the employees eligible to participate in the Plan for the next succeeding calendar year from among the participants in SunCAP whose employing corporation participates in SunCAP and adopts this Plan (hereinafter referred to as a “participating employer” which term also includes Sunoco, Inc. (the “Company”)). The participants in SunCAP selected for participation in this Plan shall be those SunCAP participants that the Plan Administrator reasonably believes will have compensation in excess of the limitations on compensation imposed under the terms of SunCAP by reason of Section 401(a)(17) of the Code during the applicable calendar year.

IV.	BENEFITS PROVIDED UNDER THE PLAN

1.	Participant Contributions

A.	Compensation Cap Limitation. If in any calendar year a participant’s Basic Contributions (as this term is defined in SunCAP) to SunCAP are expected to be limited due to the imposition of the Compensation Cap, the participant may irrevocably elect on a form prescribed by the Plan Administrator, before the beginning of such calendar year, to contribute on a pretax basis to the participating employer by which the participant is employed, any remaining percentage of such Basic Contributions which the participant is otherwise prevented from making due to the imposition of the Compensation Cap. The election made pursuant to the preceding sentence will remain in effect until changed or revoked, but as of December 31 of each calendar year the election then in effect becomes irrevocable with respect to salary payable in connection with services performed by a participant in the immediately following calendar year.

B.	Annual Additions Limitation. If in any calendar year a participant’s Basic Contributions (as this term is defined in SunCAP) to SunCAP are expected to be limited due to the imposition of the limitations on contributions imposed under the terms of SunCAP by reason of Section 415 of the Code (“Annual Additions Limit”), the participant may irrevocably elect on a form prescribed by the Plan Administrator, before the beginning of such calendar year, to contribute on a pretax basis to the participating employer by which the participant is employed, any remaining percentage of such Basic Contributions which the participant is otherwise prevented from making. The election made pursuant to the preceding sentence will remain in effect until changed or revoked, but as of December 31 of each calendar year the election then in effect becomes irrevocable with respect to salary payable in connection with services performed by a participant in the immediately following calendar year.

C.

Method of Making Participant Contributions. For any calendar year for which a participant has made an irrevocable election in accordance with subsections A or B above, participant contributions, as determined above, will be withheld from the compensation payable to the participant for services rendered to the participating employer after the earlier of the Compensation Cap Limit or the Annual Additions Limit being exceeded, and credited to a book account maintained for the participant by or on behalf of the participating employer as of the date such contributions would have been made to SunCAP. A participant who has an election in effect for a calendar year in accordance with subsections A or B above may not during such calendar year make any changes in Basic Contributions or Additional Contributions for purposes of SunCAP that would

(i)	result in an increase or decrease in the amounts deferred under the Plan for such calendar year in excess of the limit with respect to elective deferrals under Code Sections 402(g)(1)(A), (B) and (C) in effect for the calendar year in which such changes in Basic or Additional Contributions occur, or

(ii)	cause the Participating Employer Contributions under the Plan to exceed 100 percent of the Matching Employer Contributions under SunCAP that would be provided under SunCAP absent the plan based restrictions in SunCAP applying the limits on qualified plan contributions under the Code.

The choices specified in the participant’s election shall be irrevocable for a calendar year as of the December 31 of the preceding the calendar year in accordance with subsections A and B of Section 1 of Article IV, and shall apply for that calendar year, unless terminated by the participant’s separation from service.

D.	First Year of Eligibility to Participate. A participant who becomes eligible to participate in the Plan after the beginning of a calendar year may make an initial deferral election under subsections A and B of Section 1 of Article IV within 30 days after the date such participant becomes eligible to participate in the Plan, with respect to compensation for services performed subsequent to such election.

2.	Participating Employer Contribution

A participant’s participating employer shall maintain, or cause to be maintained, a book account for such participant to which the participating employer shall credit an amount equal to the Matching

Employer Contributions (as this term is defined in SunCAP) that the participating employer would have made on the participant’s behalf to SunCAP had the participant’s Basic Contributions continued to be made to SunCAP, instead of to the participating employer under this Plan.

3.	Nonforfeitability of and Earnings on Book Accounts

A.	Nonforfeitability. All amounts credited to book accounts on behalf of participants shall be nonforfeitable.

B.	Earnings. Participant and participating employer contributions will be credited to book accounts as of the date such contributions would have been made to SunCAP. All amounts credited to book accounts shall be deemed to have been invested in Fund C established under SunCAP and such book accounts shall be revalued daily as if they had been invested in Fund C, except as provided in the following sentence. Effective January 1, 1996, all amounts credited to book accounts shall be deemed to have been invested in any of the Funds established under SunCAP, and may be transferred among the Funds, in accordance with the elections made by the participant under this Plan, pursuant to procedures and limitations in effect under SunCAP.

V.	DISTRIBUTIONS

1.	Lump-Sum Distribution

Each participating employer shall distribute to each participant in the Plan employed by it for whom it maintains book accounts or his beneficiary under SunCAP an amount in cash equal to 100% of the value of his book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions), upon the termination of employment of such participant under circumstances constituting a separation from service for purposes of Code Section 409A. Distribution to the participant shall be made by the later of the end of the year in which the separation from service occurs or ninety (90) days after the separation from service. Provided, however, that a participant who terminates employment in 2005 may continue to elect distribution timing options available under Section 5 of this Article V with respect to amounts credited to such participant’s book account(s) attributable to all participant contributions and employer contributions earned and vested prior to November 1, 2005, including investment earnings thereon (and which amounts are not deferred compensation for purposes of Code Section 409A). Notwithstanding the foregoing, payment of the value of a participant’s book accounts attributable to participant contributions and employer contributions earned and vested after December 31, 2004 (and any other amounts that are deferred compensation for purposes of Code Section 409A), including investment earnings thereon, to any participant who is a specified employee (specified employees being those participants who are Executive Resource Employees (employees in Grades 14 and above designated by the Company as members of the Company’s Executive Resource group), pursuant to the election of an alternative method specified in Treasury Regulation Sections 1.409A-1(i)(5) and 1.409A-1(i)(8)) will be delayed if payable on separation from service other than a separation from service due to the death or disability (as defined in Code Section 409A and the regulations thereunder). Such amounts, including subsequent investment earnings thereon, will be paid in a lump-sum six months after the date of such participant’s separation from service as defined in Code Section 409A.

2.	Ten-Year Certain Option

Each participant may irrevocably elect, prior to the time a lump-sum distribution is required to be made pursuant to Section 1 of Article V, with respect to the value of the participant’s book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions) for all years of the Plan, to waive the right to receive a lump-sum distribution of such contributions (and investment earnings on such contributions) (the “Ten-Year Certain Amounts”) at termination of employment as provided in Section 1 of this Article V, and to receive a distribution of all Ten-Year Certain Amounts as determined under this Section 2.

The Ten-Year Certain Amounts shall be distributed commencing no later than two months after the time lump-sum amounts are distributable pursuant to Section 1 of this Article V, in a series of annual distributions. The participant will select the number (not to exceed ten) of such annual distributions. The amount of each annual distribution shall be equal to the value of the account balance on the distribution date, divided by the number of annual distributions remaining as of the date the participant’s account is valued for the annual distribution. The final annual distribution shall include 100% of the value of the participant’s book account(s).

Undistributed Ten-Year Certain Amounts shall remain credited to the participant’s book account(s) and shall be deemed to be invested in accordance with the provisions of Section 3 of Article IV. In the event of the death of the participant prior to distribution of all Ten-Year Certain Amounts, any undistributed Ten-Year Certain Amounts shall be paid to the participant’s beneficiary under SunCAP as soon as is administratively feasible.

Notwithstanding the foregoing, the election under the provisions of this Section 2 of Article V may only be made by a participant who terminated employment before January 1, 2005.

3.	Acceleration of Payment upon Change in Control

A.	Anything to the contrary in this Plan notwithstanding:

(i)	At any time, a participant may make an election (a “Change in Control Election”) to receive, in a single lump sum payment upon the occurrence of a Change in Control, the value of his book accounts under the Plan as of the Change in Control. Any Change in Control Election or revocation of an existing Change in Control Election shall be null and void if a Change in Control occurs within 12 months after it is made, and the participant’s most recent preceding Change in Control Election, if timely made and not revoked at least 12 months before the Change in Control, shall remain in force. Each such election or revocation shall be made in writing and in conformity with such rules as may be prescribed by the Plan Administrator.

(ii)

If no Change in Control Election is in force upon the occurrence of a Change in Control, from the date of such Change of Control and for twelve (12) months thereafter, each participant, whether or not he is still an employee of the Company, shall have the right to withdraw, in a single lump-sum cash payment, an amount equal to ninety-five percent (95%) of the value of his book accounts under the Plan (a “95% Withdrawal”); provided, however, that if this option is exercised, such participant will forfeit to the Company the remaining five percent (5%) of the value of his book accounts as of the time of the withdrawal. Payments pursuant to a 95% Withdrawal shall be made as soon as practicable, but no later than thirty

(30) days after the participant notifies the Plan Administrator in writing that he is exercising his right to elect a 95% Withdrawal.

(iii)	On or after a Change in Control, no action, including by way of example and not of limitation, the amendment, suspension or termination of the Plan, shall be taken which would affect the rights of any participant or the operation of the Plan with respect to all amounts credited to book accounts on behalf of participants on the date of the Change in Control.

(iv)	The Company shall pay all reasonable legal fees and related expenses incurred by a participant in seeking to obtain or enforce any payment, benefit or other right such participant may be entitled to under the Plan after a Change in Control; provided, however, that the participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the participant was frivolous or advanced in bad faith.

B.	Definitions.

“Change in Control” shall mean the occurrence of any of the following events:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the

Company or any company controlled by, controlling or under common control with the Company, or (4) any acquisition by any entity pursuant to a transaction that complies with Sections (iii)(a), (iii)(b) and (iii)(c) of this definition;

(ii)	Individuals who, as of September 6, 2001, constitute the Board of Directors of the Company (the “Board”) (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (a) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

C.	The provisions of this Section 3 of Article V apply only to Plan benefits in pay status on January 1, 2005, and to Plan benefits that would have been distributed during 2005 but for an election pursuant to Section 5 of Article V.

4.	Change in Method of Payment Following Commencement of Distribution or Payment

After payment or distribution of the value of the participant’s book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions) for all years of the Plan, has commenced, the participant may not change the period of time for which such amounts are payable. However, the participant may convert installment payments (i.e., the “Ten-Year Certain Amounts” determined pursuant to Section 2 of this Article V) that commenced prior to January 1, 2005 of amounts credited to such participant’s book account(s) attributable to all participant contributions and employer contributions earned and vested prior to January 1, 2005, including investment earnings thereon (which amounts are not deferred compensation for purposes of Code Section 409A) to a lump sum distribution, subject to a penalty equal to a five percent (5%) reduction in the balance of the value of the participant’s book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions) for all years of the Plan.

5.	Election of Commencement of Distribution

For a participant terminating employment before April 1, 2005, with respect to amounts credited to such participant’s book account(s) attributable to all participant contributions and employer contributions earned and vested prior to January 1, 2005, including investment earnings thereon (which amounts are not deferred compensation for purposes of Code Section 409A), notwithstanding the provisions of Sections 1 and 2 of this Article V, at any time prior to the time a lump-sum distribution is required to be made pursuant to Section 1 or Section 2 of Article V, the participant may elect to defer commencement of distribution of benefits under Section 1 of Article V to a date that is no more than three years after the date of the participant’s termination of employment. If an election is made under this Section 5, such election may be changed to a different date within such three-year period, subject to a penalty equal to a five percent (5%) reduction in the balance of the value of the participant’s book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions) for all years of the Plan.

6.	Distribution Upon Income Inclusion Under Section 409A

Upon a final determination that amounts deferred under the Plan are includible in the gross income of a participant under Code Section 409A, such amounts shall be distributed to the participant.

VI.	GENERAL PROVISIONS

1.	Right to Terminate

This Plan may be terminated at any time by the Company. The Company or any participating employer may terminate participation in this Plan with respect to its employees participating in SunCAP. If a participating employer shall terminate SunCAP with respect to its employees the amounts to their credit in their book accounts established under this Plan shall be distributed to such participants in a lump-sum upon a participant’s separation from service in accordance with Section 1 of Article V.

2.	Right to Amend

This Plan may be amended at any time by the Board, except that no such amendment shall reduce for any participant the amount then credited to his book account established under this Plan.

3.	Nonalienation of Benefits

No right to payment or any other interest under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.

4.	Employment Relationships

Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of any participating employer. Each participating employer in the Plan expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

5.	Plan not Funded

Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the participating employers.

6.	Construction

This Plan shall be construed, administered and enforced according to the laws of the state of Pennsylvania.

7.	Definition

Separation from Service. Notwithstanding any provision of this Plan to the contrary and pursuant to Treasury Regulation Section 1.409A-1(h)(1)(ii), where it is reasonable anticipated that there will be a permanent reduction in the level of bona fide services of the participant after a certain date to 49% or less of the average level of bona fide services performed by the participant during the immediately preceding 12 months, such participant shall be treated for purposes of this Plan as having on such date a termination of employment and a separation from service wherever the terms “separation from,” “separation from service for purposes of Code Section 409A,” and “separation from service as defined in Code Section 409A,” are used in the Plan.